Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Panbela Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Feel Calculation or Carry Forward Rule	Amount Registered (a)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	654,413 shares(b)	$2.08(c)	$1,361,180(c)	0.0000927	$126.18
Total Offering Amounts					$1,361,180		$126.18
Total Fees Previously Paid							$‐
Total Fee Offset							$‐
Net Fee Due							$126.18

(a)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock to be offered or issued from stock splits, stock dividends or similar transactions.

(b)	Represents shares of common stock reserved for issuance for future awards under the Panbela Therapeutics, Inc. 2016 Omnibus Incentive Plan pursuant to such plan’s evergreen provision.
(c)

Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the high and low sale prices of a share of the Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 24, 2022, which date is within five business days prior to filing this registration statement.